As filed with the Securities and Exchange Commission on May 16, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FTAI INFRASTRUCTURE INC.
(Exact name of registrant as specified in its charter)

Delaware	87-4407005
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, 45th Floor
New York, New York 10105
(212) 798-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Kevin Krieger, Esq.
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
(212) 798-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Michael J. Schwartz, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 16, 2025
PROSPECTUS

Up to 22,237,370

Shares of Common Stock
offered by the Selling Stockholders

This prospectus relates to the proposed resale from time to time by the selling stockholders identified in this prospectus of up to 22,237,370 shares of our common stock, par value $0.01 per share. The shares of common stock registered for resale pursuant to this prospectus may be issued upon the conversion of 160,000 shares of our Series B Convertible Junior Preferred Stock, par value $0.01 per share (the “Series B Junior Convertible Preferred Stock”) issued as part of the consideration under the purchase agreement (the “Purchase Agreement”), entered into by and among FTAI Infrastructure Inc., certain affiliates of GCM Grosvenor Inc. (“GCM”) acting as sellers (collectively, “Sellers”), Ohio River Partners Holdco LLC (“ORPH”), a wholly owned subsidiary of FTAI Infrastructure Inc. and owner of 50.1% of the limited liability company interests of Long Ridge Energy & Power LLC, a Delaware limited liability company (“LRE&P”), LIF LR Holdings, LLC, the owner of the remaining 49.9% of the limited liability company interests of LRE&P (“LIF Holdings”), and LRE&P, pursuant to which, among other things, (i) FTAI Infrastructure Inc. acquired from Sellers, directly and indirectly, 100% of the limited liability company interests of LIF Holdings, which owned the remaining 49.9% of the limited liability company interests of LRE&P not already owned by ORPH, and (ii) as consideration therefor, (x) LRE&P issued a $20.0 million promissory note to an affiliate of GCM, (y) FTAI Infrastructure Inc. paid to the Seller aggregate cash consideration of $9.0 million and (z) FTAI Infrastructure Inc. issued to certain affiliates of GCM 160,000 shares of Series B Convertible Junior Preferred Stock (collectively, the “Long Ridge Acquisition”). At issuance, the 160,000 shares of Series B Convertible Junior Preferred Stock were convertible into 19,559,902 shares of common stock, and should the Company elect to pay interest in-kind on the Series B Convertible Junior Preferred Stock, the Series B Convertible Junior Preferred Stock may be convertible into a maximum of 22,237,370 shares of common stock.
We are registering the shares of our common stock on behalf of the selling stockholders, to be offered and sold by them from time to time. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.
This prospectus provides a general description of the common stock the selling stockholders may offer. The selling stockholders may sell the shares of our common stock described in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution” on page 18 of this prospectus for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus.
We have agreed to pay the expenses incurred in registering the shares of common stock, including certain legal and accounting fees. The selling stockholders will bear all underwriting discounts, selling commissions and similar fees and arrangements and stock transfer taxes allocable to their respective sales of the shares of our common stock and certain additional legal and advisor fees.
The Nasdaq Global Select Market (“Nasdaq”) lists our common stock under the trading symbol “FIP.” On May 15, 2025, the last reported sale price of our common stock was $5.25 per share.
INVESTING IN OUR SECURITIES INVOLVES RISKS. BEFORE BUYING OUR SECURITIES, YOU SHOULD REFER TO THE RISK FACTORS INCLUDED IN OUR PERIODIC REPORTS, IN PROSPECTUS SUPPLEMENTS RELATING TO SPECIFIC OFFERINGS OF SECURITIES AND IN OTHER INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). SEE “RISK FACTORS” ON PAGE 3.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is     , 2025.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “FTAI Infrastructure,” or the “Company,” and “we,” “our,” and “us” refer to FTAI Infrastructure Inc. and its direct and indirect subsidiaries.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders, which as used herein include pledgees, assignees and successors-in-interest selling shares of our common stock or interests in our common stock received after the date of this prospectus from the selling stockholders identified in this prospectus, may offer and sell up to 22,237,370 shares of our common stock. This prospectus provides a general description of the shares of our common stock the selling stockholders may offer. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders. For general information about the distribution of shares of common stock offered by the selling stockholders, see the section in this prospectus titled “Plan of Distribution”.
We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”, before buying any of the shares of our common stock being offered.
You should rely only on the information contained in, or incorporated by reference into, this prospectus. Neither we nor any selling stockholder has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and the documents incorporated by reference into this prospectus, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus and the documents incorporated by reference into this prospectus, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.
The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any shares of common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither we nor any selling stockholder is making an offer to sell or soliciting an offer to buy securities in any jurisdiction where the offer or sale thereof is not permitted.
This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.
i

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available on the Internet at the Commission’s website at http://www.sec.gov. Our Commission filings are also available free of charge at our website (www.fipinc.com). We have included our website address in this prospectus solely as an inactive textual reference. The information on or otherwise accessible through our website does not constitute a part of, and is not incorporated by reference into, this prospectus or any accompanying prospectus supplement. Nasdaq lists our common stock under the trading symbol “FIP.”
We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (“Securities Act”), relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the Commission for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement through the Commission’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The Commission allows us to “incorporate by reference” into this prospectus information that we file with the Commission. This permits us to disclose important information to you by referring to these filed documents. Any information referenced this way is considered to be a part of this prospectus and any such information filed by us with the Commission subsequent to the date of this prospectus will automatically be deemed to update and supersede this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the following documents that we have already filed with the Commission except that any information which is furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including financial statements or exhibits relating thereto furnished pursuant to Item 9.01) and not filed shall not be deemed incorporated by referenced herein:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 13, 2025;
•
our Current Reports on Form 8-K, filed with the Commission on January 8, 2025, January 30, 2025, February 7, 2025, February 25, 2025, February 27, 2025 (as amended on May 14, 2025), March 24, 2025, and May 16, 2025;

•
the portions of the Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 16, 2025, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

•	the description of our Capital Stock in Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), those reports and documents will be deemed to be a part of this prospectus from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with Commission rules). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to FTAI Infrastructure Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York, 10105, Attention: Investor Relations (telephone number (212) 798-6128). Our Commission filings are also available free of charge at our website (www.fipinc.com). We have included our website address in this prospectus solely as an inactive textual reference. The information on or otherwise accessible through our website does not constitute a part of, and is not incorporated by reference into, this prospectus or any accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead are based on our present beliefs and assumptions and on information currently available to us. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us, that the future plans, estimates or expectations contemplated by us will be achieved.
Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. The following is a summary of the principal risk factors that make investing in our securities risky and may materially adversely affect our business, financial condition, results of operations and cash flows. This summary should be read in conjunction with the more complete discussion of the risk factors we face, which are set forth in the “Risk Factors” section of our Form 10-K, which is incorporated herein by reference. We believe that these factors include, but are not limited to:
•	our ability to successfully operate as a standalone public company;
•
changes in economic conditions generally and specifically in our industry sectors, and other risks relating to the global economy, including, but not limited to, the Russia-Ukraine conflict, the Israel-Hamas conflict, public health crises, changes in or the imposition of new tariffs, and any related responses or actions by businesses and governments;

•	reductions in cash flows received from our assets;
•	our ability to take advantage of acquisition opportunities at favorable prices;
•	a lack of liquidity surrounding our assets, which could impede our ability to vary our portfolio in an appropriate manner;
•	the relative spreads between the yield on the assets we acquire and the cost of financing;
•	adverse changes in the financing markets we access affecting our ability to finance our acquisitions;
•	customer defaults on their obligations;
•	our ability to renew existing contracts and enter into new contracts with existing or potential customers;
•	the availability and cost of capital, including for future acquisitions, to refinance our debt and to fund our operations;
•	concentration of a particular type of asset or in a particular sector;
•	competition within the rail, energy and intermodal transport sectors;
•	the competitive market for acquisition opportunities;
•	risks related to operating through joint ventures, partnerships, consortium arrangements or other collaborations with third parties;
•	our ability to successfully integrate acquired businesses;
•	obsolescence of our assets or our ability to sell our assets;
•	exposure to uninsurable losses and force majeure events;
•	infrastructure operations and maintenance may require substantial capital expenditures;
•	the legislative/regulatory environment and exposure to increased economic regulation;
•	exposure to the oil and gas industry’s volatile oil and gas prices;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940 and the fact that maintaining such exemption imposes limits on our operations;
•	our ability to successfully utilize leverage in connection with our investments;
•	foreign currency risk and risk management activities;
•	effectiveness of our internal control over financial reporting;
•	exposure to environmental risks, including natural disasters, increasing environmental legislation and the broader impacts of climate change;
•	changes in interest rates and/or credit spreads, as well as the success of any hedging strategy we may undertake in relation to such changes;
•	actions taken by national, state, or provincial governments, including nationalization, or the imposition of new taxes, could materially impact the financial performance or value of our assets;
•	our dependence on FIG LLC (the “Manager”) and its professionals and actual, potential or perceived conflicts of interest in our relationship with our Manager;
•
effects of the recently completed acquisition of Softbank Group Corp.’s (“Softbank”) equity in Fortress Investment Group LLC (“Fortress”) by certain members of management of Fortress and Mubadala Capital, a wholly owned asset management subsidiary of Mubadala Investment Company (“Mubadala”);

•	volatility in the market price of our stock; and
•	the inability to pay dividends to our stockholders in the future.
These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.
v

FTAI INFRASTRUCTURE INC.
Our Company
We are in the business of acquiring, developing and operating assets and businesses that represent critical infrastructure for customers in the transportation, energy and industrial products industries. We were formed on December 13, 2021 as FTAI Infrastructure LLC, a Delaware limited liability company and subsidiary of FTAI Aviation Ltd. (previously Fortress Transportation and Infrastructure Investors LLC; “FTAI” or “Former Parent”). In connection with the spin-off, FTAI Infrastructure LLC converted into FTAI Infrastructure Inc., a Delaware corporation, and acquired all of the material assets and investments that comprised FTAI’s infrastructure business (“FTAI Infrastructure”). On August 1, 2022 (the “Spin-off Date”), FTAI distributed to the holders of FTAI common shares, one share of FTAI Infrastructure Inc. common stock for each FTAI common share held by such shareholder at the close of business on July 21, 2022, and we became an independent, publicly-traded company trading on Nasdaq under the symbol “FIP.”
Our operations consist of four primary business lines: (i) Railroad, (ii) Ports and Terminals, (iii) Power and Gas and (iv) Sustainability and Energy Transition. Our Railroad business primarily invests in and operates short line and regional railroads in North America. Our Ports and Terminals business, consisting of our Jefferson Terminal and Repauno segments, develops or acquires industrial properties in strategic locations that store and handle for third parties a variety of energy products including crude oil, refined products and clean fuels. Our Power and Gas business develops and operates facilities, such as a 485-megawatt power plant at the Long Ridge terminal in Ohio, that leverage the property’s location and key attributes to generate incremental value. Our Sustainability and Energy Transition business focuses on investments in companies and assets that utilize green technology, produce sustainable fuels and products or enable customers to reduce their carbon footprint.
We target sectors that we believe value strong long-term growth potential and proactively seek investment opportunities within those sectors that we believe will generate strong risk-adjusted returns. We take an opportunistic approach—targeting assets that are distressed or undervalued, or where we believe we can add value through active management, without heavy reliance on the use of financial leverage to generate returns. We also seek to develop incremental opportunities to deploy capital through follow-on investments in our existing assets in order to grow our earnings and create value. While leverage on any individual asset may vary, we target overall corporate leverage for our assets on a consolidated basis of no greater than 50% of our total capital.
We expect to continue to invest in such market sectors and pursue additional investment opportunities in other infrastructure businesses and assets we believe to be attractive and meet our investment objectives. Our team focuses on acquiring a diverse group of long-lived assets or operating businesses that provide mission-critical services or functions to infrastructure networks and typically have high barriers to entry, strong margins, stable cash flows and upside from earnings growth and asset appreciation driven by increased use and inflation. We believe that there are a large number of acquisition opportunities in our markets and that our Manager’s expertise and business and financing relationships, together with our access to capital and generally available capital for infrastructure projects in today’s marketplace, will allow us to take advantage of these opportunities.
Our Manager
We are externally managed by our Manager, an affiliate of Fortress, which has a dedicated team of experienced professionals focused on the acquisition of infrastructure assets since 2002. On December 27, 2017, SoftBank completed its acquisition of Fortress. On May 14, 2024, certain members of Fortress management and affiliates of Mubadala Investment Company, through its wholly owned subsidiary, Mubadala Capital (“Mubadala”), completed their acquisition of 100% of the equity of Fortress from Softbank. While Fortress’s senior investment professionals are expected to remain at Fortress, including those individuals who perform services for us, there can be no assurance that the transaction will not have an adverse impact on us or our relationship with our Manager.
Pursuant to the terms of the management agreement with our Manager (the “Management Agreement”), our Manager provides a management team and other professionals who are responsible for implementing our business strategy and performing certain services for us, subject to oversight by our board of directors. Our Management Agreement has an initial six-year term and is automatically renewed for one-year terms thereafter unless terminated either by us or our Manager. For its services, our Manager is entitled to receive a management fee from us, payable monthly, that is based on the average value of our total equity (including redeemable preferred stock, but excluding non-controlling interests) determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) as of the last day of the two most recently completed months multiplied by an annual rate of 1.50%. In addition, we are obligated to reimburse certain expenses incurred by our Manager on our behalf.
General
Nasdaq lists our Common Stock under the trading symbol “FIP.”
We are incorporated in Delaware and our principal executive offices are located at 1345 Avenue of the Americas, 45th Floor, New York, New York, 10105. Our telephone number is (212) 798-6100. Our web address is www.fipinc.com. We have included our website address in this prospectus solely as an inactive textual reference. The information on or otherwise accessible through our website does not constitute a part of, and is not incorporated by reference into, this prospectus or any accompanying prospectus supplement.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks and uncertainties discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, as the same may be amended, supplemented or superseded from time to time by our filings under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, together with other information in this prospectus and the other documents incorporated by reference into this prospectus. These risks could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment. See “Incorporation of Certain Documents By Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS
All the shares of our common stock to be sold pursuant to this prospectus will be sold by the selling stockholders. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus.
We have agreed to pay the expenses incurred in registering the shares of our common stock, including certain legal and accounting fees. The selling stockholders will bear all underwriting discounts, selling commissions and similar fees and arrangements and stock transfer taxes allocable to their respective sales of the shares of our common stock and certain additional legal and advisor fees.

DESCRIPTION OF CAPITAL STOCK
The following description of our common stock and provisions of our certificate of incorporation and bylaws do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our certificate of incorporation and bylaws, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our bylaws.
Authorized Capital Stock
Our authorized capital stock consists of:
•	2,000,000,000 shares of common stock, par value $0.01 per share; and
•	200,000,000 shares of preferred stock, par value $0.01 per share.
As of May 7, 2025, 136,998,805 shares of common stock, 300,000 shares of Series A Preferred Stock and 160,000 shares of Series B Convertible Junior Preferred Stock were issued and outstanding. All outstanding shares of common stock, Series A Preferred Stock and Series B Convertible Junior Preferred Stock are fully paid and non-assessable.
Common Stock
No holder of common stock is entitled to preemptive, preferential or similar rights or redemption or conversion rights. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of common stock. Unless a different majority is required by law or by our certificate of incorporation and bylaws, resolutions to be approved by holders of common stock require approval by a simple majority of votes cast at a meeting at which a quorum is present.
Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of shares, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. Our certificate of incorporation and bylaws does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors.
Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our of our Series A Preferred Stock and our Series B Convertible Junior Preferred Stock prior to distribution.
Preferred Stock
Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:
•	restricting dividends in respect of our common stock;
•	diluting the voting power of our common stock or providing that holders of shares of preferred stock have the right to vote on matters as a class;
•	impairing the liquidation rights of our common stock; or
•	delaying or preventing a change of control of us.

Description of Series A Preferred Stock
As of April 1, 2025, there were 300,000 issued and outstanding shares of Series A Preferred Stock. The Series A Preferred Stock is not registered under Section 12 of the Exchange Act.
The Series A Preferred Stock ranks senior to the Company’s common stock and all other junior equity securities of the Company, including the Series B Convertible Junior Preferred Stock, and junior to the Company’s existing or future indebtedness and other liabilities (including trade payables) of the Company, with respect to payment of dividends, distribution of assets and all other liquidation, winding up, dissolution, dividend and redemption rights.
We expect to pay dividends on the Series A Preferred Stock at a rate equal to 14.0% per annum subject to increase in accordance with the terms of the Series A Preferred Stock. Specifically, the rate would be increased by 2.0% per annum for any periods during the first two years following closing where the dividend is not paid in cash. Prior to the second anniversary of the issuance date, such dividends will automatically accrue and accumulate on each share of Series A Preferred Stock, whether or not declared and paid, or they may be paid in cash at our discretion.
After the second anniversary of the issuance date, we are required to pay such dividends in cash. Failure to pay such dividends would result in a dividend rate equal to at least 18.0% per annum, and a failure to pay cash dividends for 12 monthly dividend periods (whether or not consecutive) following the second anniversary of the issuance date would constitute an Event of Noncompliance. The dividend rate on the Series A Preferred Stock will increase by 1.0% per annum beginning on the fifth anniversary of the issue date.
The Series A Preferred Stock will not be mandatorily redeemable at the option of the holders of the Series A Preferred Stock, except upon the occurrence certain Events of Noncompliance (as defined below) or a change of control (each a “Mandatory Redemption Event”).
An “Event of Noncompliance” includes (i) failure to redeem such shares when we are required to do so, (ii) failure to pay cash dividends for 12 monthly dividend periods (whether or not consecutive) following the second anniversary of the issuance date (provided, that the Company may cure one or more monthly periods by making a subsequent catch-up payment), (iii) an event where any shares of Series A Preferred Stock remaining outstanding on the eighth anniversary of the issuance date, (iv) failure to have a board of directors comprised of a majority of independent directors at any time on or after December 31, 2022 (subject to the specified cure period), (v) any breach of a material term in the certificate of designations for our Series A Preferred Stock, (vi) certain debt acceleration events, (vii) certain bankruptcy events and (viii) a breach of a restrictive covenant set forth in the certificate of designations for our Series A Preferred Stock. Upon the occurrence of a Mandatory Redemption Event, to the extent not prohibited by law, the Company will be required to redeem all Series A Preferred Stock in cash at a certain redemption price. The redemption price per share of Series A Preferred Stock will be equal to the greater of (x) the stated value of the Series A preferred Stock plus declared, accumulated and unpaid dividends as of such time and (y)the amount of cash that would be required to be paid in respect of a share of Series A Preferred Stock (inclusive of any cash dividends previously paid on such share) such that the return on investment with respect to such share would be equal to 1.5 of initially invested capital. The Series A Preferred Stock may be required to be redeemed in cash without triggering any prepayment obligation on the Notes. Upon the occurrence of an Event of Noncompliance that has not been cured (to the extent curable), (i) the size of the board of directors shall increase to a number sufficient to constitute a majority of the board of directors, (ii) the majority of the holders of the Series A Preferred Stock shall have the right to designate and elect directors to serve as members of the board of directors constituting a majority, and (iii) other than with respect to the election of directors, the shares of Series A Preferred Stock will vote with our common stock as a single class (with the number of votes per share determined in accordance with the certificate of designations for our Series A Preferred Stock). Prior to an Event of Noncompliance, the Series A Preferred Stock will not vote with our common stock.
The certificate of designations for the Series A Preferred Stock also contains negative covenants limiting how the Company and certain subsidiaries can act. These covenants, among other things, limit the Company and certain subsidiaries’ ability to (i) incur indebtedness, (ii) issue equity interests of the Company ranking pari passu with, or senior in priority to, the Series A Preferred Stock, (iii) issue equity interests of any subsidiary of the Company, (iv) amend or repeal the certificate of incorporation or bylaws in a manner that is adverse to the holders of the Series A Preferred Stock, (v) pay dividends or make other distributions, (vi) create liens, (vii) incur dividend or other payment restrictions affecting the Company and certain of its subsidiaries, (viii) undertake certain prohibited actions with respect to the Management Agreement, (ix) transfer or sell assets, including capital stock of subsidiaries,

(x) consummate a change of control without concurrently redeeming the shares of Series A Preferred Stock, (xi) enter into transactions with affiliates, (xii) engage in certain prohibited business activities, (xiii) engage in certain intercompany transactions, and (xiv) take actions to cause the Company to cease to be treated as a domestic C corporation for U.S. tax purposes.
Description of Series B Convertible Junior Preferred Stock
As of April 1, 2025, there were 160,000 issued and outstanding shares of Series B Convertible Junior Preferred Stock. The Series B Convertible Junior Preferred Stock is not registered under Section 12 of the Exchange Act.
The Series B Convertible Junior Preferred Stock ranks senior to the Company’s common stock and all other junior equity securities of the Company, and junior to the Company’s existing or future indebtedness and other liabilities (including trade payables) of the Company, as well as the Series A Preferred Stock, with respect to payment of dividends, distribution of assets and all other liquidation, winding up, dissolution, dividend and redemption rights.
We expect to pay quarterly compounding, regular dividends on the Series B Convertible Junior Preferred Stock equal to 10.0% per annum if paid-in-kind and 9.0% per annum if paid in cash, subject to increase in accordance with the terms of the Series B Convertible Junior Preferred Stock.
The Series B Convertible Junior Preferred Stock is not mandatorily redeemable at the option of the holders of the Series B Convertible Junior Preferred Stock except upon the occurrence of a change of control. Additionally, the Company has the right to redeem the Series B Preferred Stock, at any time and from time to time, at a price per share equal to (i) if within the first two years of issuance, (a) an amount in cash that, taken together with any cash dividends paid to the redemption date, would equal 120% of the initial liquidation preference plus (b) 43.75 warrants and (ii) thereafter, 102% of the then-applicable liquidation value. Each warrant would be exercisable for one share of common stock at an exercise price of $8.18.
Each share of Series B Convertible Junior Preferred Stock is convertible by the holder thereof at any time, subject to certain limitations described below, into a number of shares of common stock equal to (i) the then-applicable liquidation value divided by (ii) the conversion price, initially set at $8.18 per share of common stock and subject to certain customary anti-dilution adjustments. Should the cumulative number of shares of common stock delivered upon conversion of the Series B Convertible Junior Preferred Stock (or exercise of any warrants issued as part of an optional redemption of Series B Convertible Junior Preferred Stock) exceed 22,237,370 shares, all further conversion and exercise consideration will be payable in cash in lieu of shares, calculated based on the volume-weighted average price per share of common stock on the trading day immediately preceding the conversion date, unless the Company obtains shareholder approval to issue such consideration in shares of common stock. Furthermore, no holder of Series B Convertible Junior Preferred Stock (or any warrants issued as part of an optional redemption of Series B Convertible Junior Preferred Stock) may convert any share of Series B Preferred Stock (or exercise any warrant) into shares of Common Stock if and to the extent that such conversion or exercise would result in such holder beneficially owning in excess of 19.99% of the total number of shares of Common Stock issued and outstanding immediately following such conversion, determined in accordance with Rule 13d-3 under the Exchange Act.
The certificate of designations for the Series B Convertible Junior Preferred Stock also contains negative covenants limiting how the Company and certain subsidiaries can act. These covenants, among other things, limit the Company and certain subsidiaries’ ability to (i) incur indebtedness, (ii) issue equity interests of the Company ranking pari passu with, or senior in priority to, the Series B Convertible Junior Preferred Stock, (iii) pay dividends or make other distributions and (iv) consummate a change of control without concurrently redeeming the shares of Series B Convertible Junior Preferred Stock.
Investor Rights Agreements
In connection with the issuance of the Series A Preferred Stock, the Company entered into an investor rights agreement (the “Series A Investor Rights Agreement”) with the Investors (as defined in the Series A Investor Rights Agreement). The Series A Investor Rights Agreement sets forth the Investors’ right to receive certain quarterly and annual financial and other information of the Company. The Series A Investor Rights Agreement sets forth a standstill covenant by the Investors, “Key Person” and “Manager Event” consultation rights in favor of the Investors, registration rights in favor of the Investors, restrictions on transfer of shares of Series A Preferred Stock by the Investors and rights of first offer in favor of the Investors with respect to future issuances of preferred equity of the Company and, with respect to certain initial Investors and their affiliates, future debt for borrowed money of the Company or certain intermediate holding companies.

In connection with the issuance of the Series B Convertible Junior Preferred Stock, the Company entered into an investor rights agreement (the “Series B Investor Rights Agreement”) with certain holders of the Series B Convertible Junior Preferred Stock. The Series B Investor Rights Agreement sets forth the holders’ right to receive certain quarterly and annual financial and other information of the Company. The Series B Investor Rights Agreement also sets forth registration rights in favor of the holders, restrictions on transfer of shares of Series B Convertible Junior Preferred Stock by the holders and certain holders right to designate on individual to serve on the Company’s Board of Directors. The Series B Investor Rights Agreement further provides that, if on or prior to February 26, 2026, the Company issues a new series of non-convertible preferred stock to refinance in full the outstanding shares of the Series A Preferred Stock, certain holders of Series B Preferred Stock will have the right, but not the obligation, to exchange any or all shares of its Series B Convertible Junior Preferred Stock for shares of such new preferred stock, dollar-for-dollar based on the relative liquidation values of each security. Additionally, if on or prior to February 26, 2026, the Company issues a new series of convertible preferred stock to refinance in full the outstanding shares of the Series A Preferred Stock, and such new securities either rank senior to the Series B Convertible Junior Preferred Stock in liquidation or dividend priority or pay a dividend in excess of that paid on the Series B Convertible Junior Preferred Stock (the “Refinancing Preferred Stock”), provided that they hold Series B Convertible Junior Preferred Stock at such time, for a period of two months after such refinancing, certain holders shall have the right to require the Company to amend the certificate of designations governing the Series B Convertible Junior Preferred Stock such that the Series B Convertible Junior Preferred Stock has the same liquidation and dividend priority and/or dividend rate as the Refinancing Preferred Stock.
Warrants
The Company has outstanding (i) Series I Warrants entitling the holders thereof to purchase 3,342,566 shares of common stock, at an initial exercise price equal to $10.00 per share (as adjusted in accordance with the Amended and Restated Warrant Agreement, dated as of February 26, 2025, between the Company and Equiniti Trust Company, LLC (the “Warrant Agreement”)), exercisable until the Expiration Time (as defined below); and (ii) Series I-A Warrants entitling the holders thereof to purchase 550,000 shares of common stock, at an exercise price equal to $10.00 per share (as adjusted in accordance with the Warrant Agreement), exercisable until the Expiration Time. Such number of shares of common stock purchasable pursuant to the Warrants (the “Warrant Shares”) may be adjusted from time to time to account for stock splits, dividends and similar items and, in the case of the Series I Warrants, for below-market issuances of common equity. The Warrants will expire (the “Expiration Time”) upon the earlier of August 1, 2030 or a sale of the Company.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.
Delaware Business Combination Statute-Section 203
We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control. Our certificate of incorporation provides that Section 203 of the Delaware General Corporation Law (the “DGCL”), as amended, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.
Ownership Restrictions for Corporation Securities
Our certificate of incorporation imposes certain restrictions on the transfer of the Corporation Securities by holders who are, or who would become as a result of such transfer, direct or indirect holders of more than 4.8% of our Corporation Securities. Such restrictions are in place in order to preserve our net operating loss carryovers within the meaning of Section 382 of the Code. Any acquisition of Corporation Securities that results in a stockholder being in violation of these restrictions may not be valid. Subject to certain exceptions (including with respect to Initial Substantial Shareholders, as defined in our certificate of incorporation), the Ownership Restrictions restrict (i) any person or entity (including certain groups of persons) from directly or indirectly acquiring 4.8% or more of the outstanding Corporation Securities and (ii) the ability of any person or entity (including certain groups of persons) already owning, directly or indirectly, 4.8% or more of the Corporation Securities to increase their proportionate interest in, or to sell, the Corporation Securities. Any transferee receiving Corporation Securities that would result in a violation of the Ownership Restrictions will not be recognized as an FTAI Infrastructure shareholder or entitled to any rights of shareholders, including, without limitation, the right to vote and receive dividends or distributions, whether liquidating or otherwise, in each case, with respect to the Corporation Securities causing the violation.
The Ownership Restrictions will remain in effect until the earlier of (i) the date on which Section 382 of the Code is repealed, amended, or modified in such a way as to render the restrictions imposed by Section 382 of the Code no longer applicable to us or (ii) a determination by the Board of Directors that (1) an ownership change would not result in a substantial limitation on our ability to use our available net operating loss carryforwards and other tax attributes; (2) no significant value attributable to our available net operating loss carryforwards and other tax attributes would be preserved by continuing the transfer restrictions; or (3) it is not in our best interests to continue the Ownership Restrictions. The Ownership Restrictions may also be waived by the Board of Directors on a case by case basis.
Other Provisions of Our Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws provide that our board shall consist of not fewer than three and not more than nine directors as the board of directors may from time to time determine. Each class of directors are elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, are generally required to effect a change in a majority of our board of directors.
The classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our stockholders to be in their best interest. In addition, our certificate of incorporation and bylaws provide that a director may be removed, only for cause, and only by the affirmative vote of at least 80% of the then issued and outstanding shares of common stock entitled to vote in the election of directors.
In addition, our board of directors has the power to appoint a person as a director to fill a vacancy on our board occurring as a result of the death, removal or resignation of a director, or as a result of an increase in the size of our board of directors.
Pursuant to our certificate of incorporation and bylaws, preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all designations, preferences, rights, powers and duties without limitation. Our certificate of incorporation and bylaws do not provide our stockholders with the ability to call a special meeting of the stockholders.
Ability of Our Stockholders to Act
Our certificate of incorporation and bylaws do not permit our stockholders to call special stockholders meetings. Special meetings of stockholders may be called by the chairman of our board of directors, if there be one, the chief executive officer, if there be one, or a majority of the board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers include the authority to call such meetings. Written notice of any special meeting so called shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.
Our certificate of incorporation and bylaws also prohibit our stockholders from consenting in writing to take any action in lieu of taking such action at a duly called annual or special meeting of our stockholders.
Our certificate of incorporation and bylaws provide that nominations of persons for election to our board of directors may be made at any annual meeting of our stockholders, or at any special meeting of our stockholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by certain stockholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs and (ii) in the case of a special meeting, not later than the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs.
Forum Selection Clause
Our bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, employees or agents to us or our stockholders; (iii) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents arising out of or relating to any provision of the DGCL or our certificate of incorporation or our bylaws; or (iv) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware. Our bylaws also provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our bylaws will provide that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.
Our bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock will be deemed to have notice of and to have consented to the foregoing provisions; provided, however, that stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. We recognize that the forum selection clause in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in our bylaws may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
Corporate Opportunity
Under our certificate of incorporation, to the extent permitted by law:
•
the Fortress Parties and Ares and their affiliates (the “Ares Parties”) have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•
if the Fortress Parties or the Ares Parties, or any of each of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, each has no duty to offer such corporate opportunity to us, our stockholders or affiliates;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

•
in the event that any of our directors and officers who is also a director, officer or employee of any of the Fortress Parties or the Ares Parties, acquire knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if any of the Fortress Parties or the Ares Parties pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

Transfer Agent
The registrar and transfer agent for our common stock is Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC).
Listing
Nasdaq lists our common stock under the symbol “FIP.”

SELLING STOCKHOLDERS
We have prepared this prospectus to allow the selling stockholders, which as used herein includes pledgees, assignees and successors-in-interest selling shares of our common stock or interests in our common stock received after the date of this prospectus from the selling stockholders, to offer and sell from time to time up to 22,237,370 shares of our common stock. We are registering the offer and sale of the shares beneficially owned by the selling stockholders to satisfy certain registration obligations that we granted the selling stockholders in connection with the Long Ridge Acquisition. Each of the selling stockholders is party to the Series B Investor Rights Agreement pursuant to which such stockholders are granted certain rights to register shares of common stock held by them under the Securities Act.
The following tables set forth, based upon information currently known by us as of the date of this prospectus, (i) the name of each selling stockholder, (ii) the aggregate number of shares of common stock beneficially owned by each selling stockholder, (iii) the aggregate number of shares of common stock that the selling stockholders may offer pursuant to this prospectus and (iv) the number of shares of common stock beneficially owned by each selling stockholder assuming all of the shares covered hereby are sold. We have based percentage ownership of securities beneficially owned prior to this offering on 136,998,805 shares of our common stock outstanding as of May 7, 2025, on an as converted basis assuming (i) that we elect to continue paying interest in-kind dividends to the selling stockholders in respect of the shares of Series B Convertible Junior Preferred Stock that they beneficially hold and (ii) the selling stockholders convert all such shares of Series B Convertible Junior Preferred Stock into shares of common stock. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any shares.
We have determined beneficial ownership in accordance with the rules and regulations of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
See the section in this prospectus titled “Plan of Distribution” for further information regarding the selling stockholders’ methods of distributing these securities.
We cannot advise you as to whether the selling stockholders will in fact sell any or all of our shares of common stock. A selling stockholder may sell or otherwise transfer all, some or none of such shares of our common stock in this offering.

	Securities Beneficially Owned Prior to Offering		Securities to be Sold in this Offering	Securities Beneficially Owned After this Offering
Name of Selling Stockholder	Shares of Common Stock	Percentage	Shares of Common Stock(2)	Shares of Common Stock	Percentage
LIF AIV 1, L.P.(1)	22,050,576	16.1%	22,050,576	—	—
Labor Impact Fund, L.P.(1)	186,794	*	186,794	—	—

*	Less than 1%.
(1)
The column titled “Shares of Common Stock” under “Securities Beneficially Owned Prior to Offering” consists of 22,237,370 shares of common stock issuable in the aggregate upon the conversion of (i) 158,656 shares of Series B Convertible Junior Preferred Stock held by LIF AIV 1, L.P. (“LIF AIV”) and (ii) 1,344 shares of Series B Convertible Junior Preferred Stock held by Labor Impact Fund, L.P. (“Labor Impact Fund”), respectively, as of May 15, 2025, and assumes that (i) we elect to continue paying interest in-kind dividends to the selling stockholders in respect of the shares of Series B Convertible Junior Preferred Stock that they beneficially hold and (ii) the selling stockholders convert all such shares of Series B Convertible Junior Preferred Stock into shares of common stock. Such shares of Series B Convertible Junior Preferred Stock held by the selling stockholders were received as consideration in connection with the Long Ridge Acquisition. The shares of Series B Convertible Junior Preferred Stock are held directly by Labor Impact Fund and LIF AIV and indirectly by: (i) GCM Investments GP, LLC (“GCM GP”) as the general partner of each of LIF AIV and Labor Impact Fund; (ii) GCM Grosvenor L.P. (“GCM LP”) as the investment manager of the selling stockholders; (iii) GCM, L.L.C. as the general partner of GCM LP; (iv) Grosvenor Capital Management Holdings, LLLP (“Grosvenor Capital Holdings”) as the sole member of each of GCM, L.L.C. and GCM GP; (v) GCM Grosvenor Holdings, LLC (“GCM Holdings”) as the general partner of Grosvenor Capital Holdings; (vi) GCM Grosvenor Inc. (“GCM Grosvenor”) as the sole member of GCM Holdings; (vii) GCM V, LLC (“GCM V”) as a shareholder of GCM Grosvenor; and (viii) Michael J. Sacks, as the manager of GCM V (collectively, the “GCM Holders”). Each of the GCM Holders disclaims beneficial ownership of the shares of common stock underlying the Series B Convertible Junior Preferred Stock except to the extent of its or his pecuniary interest therein. The address of each of the GCM Holders is 900 N. Michigan Ave., Suite 1100, Chicago, IL 60611.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock by a Non-U.S. Holder (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings, and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect.
This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor, or to certain types of investors subject to special tax rules (including financial institutions; insurance companies; broker-dealers; regulated investment companies; partnerships and trusts; expatriates or former long-term residents of the United States; “controlled foreign corporations”; “passive foreign investment companies”; corporations that accumulate earnings to avoid U.S. federal income tax; persons who hold our common stock on behalf of other persons as nominees; holders that receive our common stock through the exercise of stock options or otherwise as compensation; persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment; tax-exempt organizations; holders who are subject to special exemptions or other special rules under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”); and persons that own (actually or constructively) more than 5% of our common stock). In addition, this summary does not discuss state, local, or foreign tax considerations, nor does it address U.S. federal estate tax considerations.
This summary is limited to Non-U.S. Holders who purchase our common stock for cash pursuant to an offering under this prospectus and assumes that investors will hold our common stock as a capital asset (generally, property held for investment). No advance ruling from the IRS has been or will be sought regarding any matter discussed in this information statement. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. For purposes of this discussion under this heading “U.S. Federal Income Tax Considerations for Non-U.S. Holders,” a “Non-U.S. Holder” is a holder of our common stock that is neither a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes nor any person that, for such purposes, is any of the following:
•	a citizen or resident of the United States;
•	a corporation created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;
•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds our shares the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships or other pass-through entities that hold shares of our common stock and partners or members in these partnerships or other pass-through entities should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership, and disposition of shares of our common stock.
The U.S. federal income tax treatment of a particular holder depends upon determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any holder of our common stock will depend on the holder’s particular tax circumstances. Accordingly, each holder is urged to consult its tax advisor regarding the federal, state, local, and foreign tax consequences of acquiring, holding, exchanging, or otherwise disposing of our common stock.
Distributions
Distributions with respect to our common stock will be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, then subject to the next sentence, the excess will be treated first as a return of capital to the extent of a holder’s adjusted tax basis in our common stock (reducing that basis accordingly) and thereafter as capital gain from the sale or exchange of such common stock, which would be subject to the tax treatment described below in “—Dispositions.” Because we are expected to be a U.S. real property holding corporation (as described below), withholding may be required equal to 15% of any distribution to a Non-U.S. Holder that exceeds our current and accumulated earnings and profits if our common stock is not then treated as regularly traded on an established securities market.
Generally, distributions treated as dividends paid to a Non-U.S. Holder with respect to our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions treated as dividends that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of such Non-U.S. Holder) are, however, generally subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person and (assuming compliance with certain certification requirements) are exempt from the 30% withholding tax. Any such effectively connected distributions received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate).
To claim the benefit of an applicable tax treaty or an exemption from withholding because the income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, a Non-U.S. Holder will generally be required to provide a properly executed Internal Revenue Service Form W-8BEN or W8BEN-E (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (for income effectively connected with a trade or business in the United States) or other suitable form. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty.
Dispositions
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange or other disposition of our common stock unless:
•
the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder);

•
in the case of a Non-U.S. Holder that is a non-resident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met; or

•
We are or have been a “United States real property holding corporation” (“USRPHC”) at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such Non-U.S. Holder held our common stock and either (a) our common stock is not treated as regularly traded on an established securities market at the time of the sale, or (b) such Non-U.S. Holder owns or owned (actually or constructively) more than 5% of our common stock at any time during the shorter of the two periods mentioned above.

If gain or loss on the disposition of our common stock is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), such gain or loss will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person, and in the case of a Non-U.S. Holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). If a Non-U.S. Holder is an individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, the Non-U.S. Holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S. source capital losses.
With respect to the third bullet above, a corporation generally is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are likely to be a USRPHC. In addition, although we anticipate that our common stock will be treated as “regularly traded on an established securities market,” no assurance can be given that our common stock will continue to be so treated in the future. If the third bullet above applies to a Non-U.S. Holder, gain recognized on the disposition of our common stock generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person. In addition, if our common stock ceased to be “regularly traded,” the transferee in any disposition would generally be required to withhold 15% of the amount realized on the disposition. Non-U.S. Holders should consult their tax advisors regarding the foregoing rules.
Foreign Account Tax Compliance Act
Legislation enacted in 2010 and existing guidance issued thereunder require withholding at a rate of 30% on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the United States Department of the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Internal Revenue Service. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify the foregoing requirements. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

CERTAIN ERISA AND BENEFIT PLAN CONSIDERATIONS
The United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the corollary provisions of Section 4975 of the Code, impose certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA and plans, arrangements, and accounts that are subject to Section 4975 of the Code, respectively, including entities such as collective investment funds, separate accounts and insurance company general accounts whose underlying assets include the assets of such plans (collectively, “Plans”), and on those persons who are fiduciaries with respect to Plans.
Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of a Plan, or who renders investment advice for a fee or other compensation to a Plan, is generally considered to be a fiduciary of the Plan. Investments by Plans subject to ERISA, including entities such as collective investment funds, separate accounts and insurance company general accounts whose underlying assets include the assets of Plans (collectively, “ERISA Plans”) are subject to ERISA’s general fiduciary requirements, including the requirements of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan and applicable provisions of ERISA. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors” and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of the shares.
Prohibited Transactions
Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plan, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction with a Plan may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. In addition, a fiduciary of the Plan who caused the Plan to engage in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
For example, prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if the shares are acquired with the assets of a Plan with respect to which the selling stockholders is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Included among these exemptions are Prohibited Transaction Class Exemption (“PTCE”) 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by independent qualified professional asset managers), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 95-60 (relating to investments by insurance company general accounts), and PTCE 96-23 (relating to transactions effected by in-house asset managers) (“Investor-Based Exemptions”). There is also a statutory exemption that may be available under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code to a party in interest or disqualified person that is a service provider to an ERISA Plan investing in the shares for adequate consideration, provided such service provider is not (i) the fiduciary with respect to the Plan’s assets used to acquire the shares or an affiliate of such fiduciary or (ii) an affiliate of the employer sponsoring the Plan (the “Service Provider Exemption”). There can be no assurance that any of these Investor-Based Exemptions, the Service Provider Exemption, or any other administrative or statutory exemption will be available with respect to all prohibited transactions that might arise in connection with the shares.
Governmental plans, certain church plans, and non-U.S. plans (“Other Plan Investors”), while not subject to the fiduciary responsibility provisions of Title I of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to state, local or other federal or non-U.S. laws that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Laws”). Fiduciaries of Other Plan Investors should consult with their counsel before acquiring the shares.

Plan Assets
Under 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”), a Plan’s assets may be deemed to include an interest in the underlying assets of an entity if the Plan acquires an “equity interest” in such an entity and no exception under the Plan Asset Regulation is applicable. In that event, the operations of such an entity would be subject to the fiduciary standards of ERISA and could result in prohibited transactions under ERISA and the Code. Under the Plan Assets Regulation, if a Plan acquires a “publicly-offered security,” the issuer of the security is not deemed to hold plan assets of the investing Plan as a result of such acquisition. A publicly-offered security is a security that (i) is freely transferable, (ii) is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and (iii) is either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (b) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.
We believe our common stock currently meet the above criteria and it is anticipated that such shares will continue to meet the criteria of publicly-offered securities.
Representations and Further Considerations
By its acquisition of shares, including an interest in a share, each purchaser and subsequent transferee thereof will be deemed to have represented and warranted either that (a) it is not a Plan and is not using the assets of a Plan, nor is it an Other Plan Investor subject to any Similar Law or using the assets of an Other Plan Investor, or (b) neither its acquisition or holding of a share will constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation of Similar Laws, nor is any of the Transaction Parties acting as a fiduciary with respect to the decision to acquire or hold the shares. Any purported transfer of such share, or any interest therein to a purchaser or transferee that does not comply with the requirements specified in the applicable documents, will be of no force or effect and shall be null and void ab initio.
Neither the provision of this disclosure nor the sale of shares to a Plan, an Other Plan Investor, or to a person using assets of any Plan or Other Plan Investor to effect its acquisition of the shares, is in no respect a representation by any selling stockholder, the Company or their respective affiliates or agents that such an investment meets all relevant legal requirements with respect to investments by Plans or Other Plan Investors generally or any particular Plan or Other Plan Investor, or that such an investment is appropriate for plans generally or any particular ERISA Plan or Other Plan Investor.
The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or other violations, it is particularly important that any fiduciary of a Plan or Other Plan Investor or other person who proposes to use assets of any Plan or Other Plan Investor to acquire the shares consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA, Section 4975 of the Code, and any applicable Similar Laws, to such an investment, and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA, the Code, or any other applicable Similar Laws. Purchasers of the shares, or any interest therein, have the exclusive responsibility for ensuring that their purchase and holding of the shares, or any interest therein, complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA and the Code or violate any applicable Similar Laws.

PLAN OF DISTRIBUTION
We are registering for resale by the selling stockholders up to 22,237,370 shares of common stock issuable upon the conversion of 160,000 shares of Series B Convertible Junior Preferred Stock held by the selling stockholders. The selling stockholders, which as used herein include pledgees, assignees and successors-in-interest selling shares of our common stock or interests in our common stock received after the date of this prospectus from the selling stockholders may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or interests in our common stock on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling stockholders may use any one or more of the following methods when disposing of their shares of common stock or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	one or more underwritten offerings;
•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•	privately negotiated transactions;
•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the Commission;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	in-market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•	through agents;
•	through agreements with broker-dealers, who may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share;
•	a distribution in accordance with the rules of the applicable securities exchange;
•	a distribution in-kind to a selling stockholder’s direct or indirect partners, members or equity holders;
•	a combination of any such methods of sale or distribution; and
•	any other method permitted pursuant to applicable law.
The selling stockholders may, from time to time, pledge or grant a security interest in some shares of our common stock owned by them and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling stockholders to include the pledgee, transferee or other successors in interest as the selling stockholders under this prospectus. The selling stockholders also may transfer shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of shares of our common stock offered by them will be the purchase price of such shares of our common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling stockholders.
At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling stockholders, the aggregate amount of securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) the public offering price or purchase price of the securities and the net proceeds to be received by the selling stockholders from the sale, (3) any delayed delivery arrangements, (4) any securities exchange or markets on which the securities may be listed, (5) any discounts, commissions and other terms constituting compensation from the selling stockholders and (6) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of securities by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
The selling stockholders also may in the future resell a portion of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any selling stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling stockholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock to be sold, the purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our common stock offered by the selling stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
Under the Series B Investor Rights Agreement, we have agreed to indemnify the selling stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act. In addition, we and the selling stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
Under the Series B Investor Rights Agreement, we have agreed to maintain the effectiveness of this registration statement until stockholders party to the Series B Investor Rights Agreement cease to own Registrable Securities (as defined below) representing at least 3.0% of the aggregate amount of shares of our common stock then issued and outstanding. Registrable Securities consist of shares of Series B Preferred Stock (or warrants, if issued upon an optional redemption) subject to the Series B Investor Rights Agreement convertible (or exercisable) into shares of our common stock, unless and until they are disposed of under a registration statement or under Rule 144 under the Securities Act or are no longer outstanding.
Selling stockholders may use this prospectus in connection with resales of shares of our common stock. This prospectus and any accompanying prospectus supplement will identify the selling stockholders, the terms of our common stock and any material relationships between us and the selling stockholders. Selling stockholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling stockholders will receive all of the net proceeds from the resale of shares of our common stock.
We are required to pay all fees and expenses incident to the registration of shares of our common stock to be offered and sold pursuant to this prospectus. We will pay all expenses of the registration of the shares of common stock pursuant to the Series B Investor Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws, and certain legal fees of the selling stockholders; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions incurred by it, if any.

LEGAL MATTERS
Skadden, Arps, Slate, Meagher & Flom LLP will pass upon the validity of the securities offered by this prospectus.

EXPERTS
The consolidated and combined consolidated financial statements of FTAI Infrastructure Inc. appearing in FTAI Infrastructure Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
INDEPENDENT AUDITORS
The financial statements of Long Ridge Energy & Power LLC as of December 31, 2024 and for the year then ended, included in the FTAI Infrastructure Inc.’s Current Report on Form 8-K/A dated May 14, 2025, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing therein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution
The following table sets forth an estimate of the fees and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the Commission registration fee.

Amount
SEC registration fee	$16,239.67
Accounting fees and expenses	$15,000
Legal fees and expenses	$150,000
Transfer agent and registrar fees and expenses	$20,000
Printing and miscellaneous fees and expenses	$20,000
Total	$221,239.67

Item 15.	Indemnification of Directors and Executive Officers
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and bylaws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
Indemnification Agreements. Indemnification Agreements. Our certificate of incorporation and bylaws provide that we may indemnify any person who is or was a director, officer, employee or agent of us to the fullest extent permitted by Delaware law. The indemnification provisions contained in our certificate of incorporation and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers, which are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act and is therefore unenforceable.
Insurance. We maintain directors’ and officers’ liability insurance, which covers directors and officers of our Company against certain claims or liabilities arising out of the performance of their duties.
Underwriting Agreement. Any future underwriting agreement with the selected underwriters will provide for the indemnification of the directors and officers of our Company against specified liabilities related to this prospectus under the Securities Act in certain circumstances.

Item 16.	Exhibits
The Exhibits to this registration statement are listed in the Index to Exhibits and are incorporated herein by reference.
Item 17.	Undertakings
The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
6.
That, for the purpose of determining any liability of the registrant under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of FTAI Infrastructure Inc (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed on August 1, 2022).
3.2	Amended and Restated Bylaws of FTAI Infrastructure Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K, filed on August 1, 2022).
3.3	Certificate of Designations of Series A Preferred Stock of FTAI Infrastructure Inc. (incorporated by reference to Exhibit 3.4 of the Company’s Current Report on Form 8-K, filed on August 1, 2022).
3.4
Certificate of Amendment to the Certificate of Designations of Series A Senior Preferred Stock of FTAI Infrastructure Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed July 5, 2023).

3.5
Second Certificate of Amendment to the Certificate of Designations of Series A Senior Preferred Stock of FTAI Infrastructure Inc., dated as of February 26, 2025 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed February 27, 2025).

3.6
Certificate of Designations of Series B Convertible Junior Preferred Stock of FTAI Infrastructure Inc., dated as of February 26, 2025 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed February 27, 2025).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1
Investor Rights Agreement, dated as of February 26, 2025, by and among FTAI Infrastructure Inc., Labor Impact Fund, L.P., LIF AIV 1, L.P., Labor Impact Feeder Fund, L.P. and Labor Impact Real Estate (Cayman) Holdings, L.P (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed February 27, 2025).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages hereto).
107	Filing Fee Table.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 16, 2025.

FTAI INFRASTRUCTURE INC.

By:	/s/ Kenneth J. Nicholson
	Name:	Kenneth J. Nicholson
	Title:	Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint each of Kenneth J. Nicholson and Carl Russell (“Buck”) Fletcher IV to be their lawful attorneys-in-fact and agents with full and several powers of substitution, in their names, places and steads and on their behalf, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the Registration Statement and filed pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done or performed in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kenneth J. Nicholson	Chief Executive Officer and President (Principal Executive Officer)	May 16, 2025
Kenneth J. Nicholson

/s/ Carl Russell (“Buck”) Fletcher IV	Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	May 16, 2025
Carl Russell (“Buck”) Fletcher IV

/s/ Joseph P. Adams, Jr.	Chairman of the Board	May 16, 2025
Joseph P. Adams, Jr.

/s/ James L. Hamilton	Director	May 16, 2025
James L. Hamilton

/s/ Judith A. Hannaway	Director	May 16, 2025
Judith A. Hannaway

/s/ Matthew Rinklin	Director	May 16, 2025
Matthew Rinklin